Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

NewLink Genetics Corporation:

We consent to the use of our report dated February 25, 2011, except as to note 3, which is as of September 7, 2011, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report refers to the adoption of new guidance on the presentation and disclosure of noncontrolling interests.

/s/ KPMG LLP

Des Moines, Iowa

September 13, 2011